CENTRAL POWER AND LIGHT COMPANY
                           RATIO OF EARNINGS TO FIXED CHARGES
                             FOR THE YEARS ENDED DECEMBER 31


                              1993       1992        1991        1990
 1989
                                              (thousands, except ratios)

Operating income            $190,079   $266,665   $249,573  $162,527  $161,695
Adjustments:
  Federal income taxes       (19,690)    34,336     44,832    (2,124)  (60,000)
  Provision for deferred
   Federal income taxes       90,682     48,773     36,984   103,490   127,894
  Deferred investment tax
   credits                    (5,806)    (5,837)    (5,831)   (6,103)   (5,619)
  Other income and deductions  2,237      1,117        396    (2,641)    4,243
  Allowance for borrowed and
   equity funds used during
   construction                2,618      1,171      2,124     1,057    40,091
  STP carrying costs            -          -          -      185,078    84,590
   Mirror CWIP amortization   75,702     82,527     96,671      -         -
  Earnings                  $335,822   $428,752   $424,749  $441,284  $352,894



Fixed charges:
  Interest on long-term
   debt                     $112,939   $125,476   $124,987  $126,584  $129,535
  Interest on short-term
   debt and other             11,993      7,266      8,697    15,521    12,511

  Fixed Charges             $124,932   $132,742   $133,684  $142,105  $142,046



Ratio of Earnings to
  Fixed Charges                 2.69       3.23       3.18      3.11      2.48


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